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                                                                    Exhibit 10.5




                                 LaBRANCHE & CO.


                                                                       , 1999


[Name]
[Address]

Dear _______:

         We are pleased to offer you continued employment as a Managing Director of LaBranche & Co., a New York limited partnership (the "Company"), or one or more of its subsidiaries or affiliates (individually and collectively, the "Firm") upon the terms and conditions set forth herein.

         1. You shall be employed by the Firm, subject to the terms and conditions of this Agreement, for the period commencing on the consummation of the initial public offering of the equity securities of LaBranche & Co Inc. (the "Commencement Date ") and, unless terminated earlier in accordance herewith, ending on __________, 200 _ (the "Initial Employment Period") [3/5 years?]. After the Initial Employment Period (unless otherwise agreed by you and the Firm in writing), there shall be no set term of employment. For purposes of this Agreement, the term "Employment Period" means the period commencing on the Commencement Date and ending on the date on which your employment by the Firm terminates, and includes the Initial Employment Period.

         2. During the Employment Period, you shall: (i) have such duties and responsibilities as are assigned by the Firm from time to time; (ii) devote your entire business time exclusively to the faithful, diligent and competent performance of your duties and responsibilities; and (iii) be subject to the direction, supervision and control of the Firm, including, but not limited to, in connection with its securities business. You shall refrain from engaging in any aspect of the securities business except on behalf of the Firm without the prior approval of the New York Stock Exchange, Inc. (the "NYSE"). You shall be subject to all terms and conditions of employment generally applicable to comparable employees of the Firm, as established by the Firm from time to time.

         3. [The Firm shall pay you an initial base salary that is not less than your base salary in effect on the date hereof.] Such salary shall be paid in accordance with the Firm's normal payroll practices and shall be subject to review by the Firm from time to time. During the

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Employment Period, you shall be entitled to receive an annual bonus under the
Firm's Annual Incentive Plan in accordance with the terms thereof.

         4. Subject to your satisfaction of any applicable eligibility requirements, you shall be entitled to participate, in accordance with the terms thereof, in all employee benefit plans and programs generally provided by the Firm to its senior executives, including any health, disability, insurance or other benefit plans or programs now existing or hereafter adopted.

         5. You shall be reimbursed by the Firm for all reasonable business expenses incurred by you in the performance of your duties hereunder for which you submit expense statements or vouchers and such other supporting information and substantiation as the Firm customarily requires of its employees.

         6. You or the Firm may terminate your employment at any time for any reason, or for no reason, by giving not less than ninety (90) days' prior written notice of termination; provided, however, that the Firm may elect to place you on paid leave for all or any part of such 90-day period; and provided further that no advance notice need be given by the Firm to you in connection with a termination of your employment for Cause or on account of Disability. "Cause" means: (i) your breach of this Agreement, the Agreement Relating to Noncompetition and Other Covenants dated as of the date hereof between you and the Company (the "Noncompetition Agreement"), the Pledge Agreement dated as of the date hereof between you and the Company, the Stockholders' Agreement dated as of the date hereof among LaBranche & Co, Inc. and the individuals listed on Schedules I and II thereto or any other written agreement between you and the Firm; (ii) your violation of any Firm policy (including in respect of hedging or confidential information) as in effect from time to time; (iii) your conviction of, or pleading NOLO CONTENDERE to, a crime involving moral turpitude or a felony; or (iv) your becoming subject to any "statutory disqualification" within the meaning of Section 3(a)(39) of the Securities Exchange Act of 1934, as amended (the "Exchange Act "). "Disability" means your absence from employment for at least 180 days in any 12-month period as a result of your incapacity due to mental or physical illness, as determined by the Firm.

         7. You shall comply with all laws applicable to the securities business of the Firm and with all rules and regulations of the Securities and Exchange Commission, the NYSE (and any other securities exchange of which the Firm is a member), and any regulatory authority of a state in which the Firm is registered as a broker-dealer. You shall provide the Firm with such written information as may be necessary for the Firm to complete accurately all forms required by the rules and regulations of the NYSE, the Securities and Exchange Commission or any other regulatory organization to which the Firm is subject. You shall duly and accurately file all required income tax returns and agree to retain Arthur Andersen LLP (or such other nationally recognized firm of independent certified public accountants as the Firm shall designate from time to time) to prepare your federal, state and local personal income tax returns for all taxable periods during the Employment Period. You shall acknowledge that you are an agent and/or representative of the Firm in registration applications filed with appropriate regulatory authorities, and you shall be subject to the applicable approved person rules of the NYSE. You acknowledge that you are not subject to any "statutory disqualification" within the meaning of Section 3(a)(39) of the Exchange Act.


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         8. The Firm may withhold from any and all amounts payable hereunder such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

         9. Any dispute, controversy or claim between you and the Firm arising out of or relating to or concerning the provisions of this Agreement, your employment with the Firm or otherwise concerning any rights, obligations or other aspects of your employment relationship in respect of the Firm, shall be finally resolved in accordance with the provisions of Sections 9, 10 and 11 of the Noncompetition Agreement. Without limiting the foregoing, you acknowledge that a violation on your part of this Agreement would cause irreparable damage to the Firm. Accordingly, you agree that the Firm shall be entitled to injunctive relief for any actual or threatened violation of this Agreement in addition to any other remedies it may have.

         10. This agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflict of laws.

         11. This Agreement shall supersede any and all prior understandings and agreements between you and the Firm, whether written or oral, relating to the subject matter hereof. Notices hereunder shall be delivered to the Firm at its principal executive office directed to the attention of the Company's Chief Executive Officer, and to you at your last address appearing in the Firm's employment records.

         12. You may not, directly or indirectly (including by operation of law), assign your rights or obligations hereunder. The Company may at any time and from time to time assign its rights and obligations hereunder, including, without limitation, to any of its subsidiaries or affiliates (and have such rights and obligations reassigned to it or to any other subsidiary or affiliate). This Agreement shall inure to the benefit of and be binding upon the Firm and its assigns. This Agreement may not be amended or modified other than by a written agreement executed by you and the Company or its successors, nor may any provision hereof be waived other than by a writing executed by you or the Company or its successors.

         13. If any provision of this Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby. Except as expressly provided herein, this Agreement shall not confer on any person other than you and the Firm any rights or remedies hereunder.


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         Please confirm your acceptance and agreement to the terms and conditions hereof by signing and returning the enclosed duplicate of this letter which shall thereupon constitute an agreement between you and the Company, on its behalf and on behalf of its subsidiaries and affiliates.

                                       Very truly yours,

                                       LaBRANCHE & CO.
                                       (on its behalf, and on behalf of its
                                       subsidiaries and affiliates)


                                       By: _____________________________________




Agreed & accepted
as of the date hereof:



By:________________________


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